EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 30, 2017, relating to the consolidated financial statements of MoSys, Inc., which appears in the Annual Report on Form 10-K of MoSys, Inc. for the year ended December 31, 2016.

/s/ BPM LLP

San Jose, California

January 26, 2018